Exhibit 10.14

Trademark License Agreement

This Trademark License Agreement (“Agreement”) is made by and between TCL Multimedia Technology Holdings Limited (“Licensor”), with an office at 13/F TCL Tower, 8 Tai Chung Road, Tsuen Wan, New Territories, Hong Kong, and Opta Systems LLC dba GoVideo (“Licensee”), a Delaware limited liability company, with an office at 7835 E. McClain Drive, Scottsdale, AZ 85260 (together with Licensor, (the “Parties”), as of August 30, 2005 (“Effective Date”).

WITNESSETH:

Whereas Licensor owns certain names, brand names, service marks, trade dress and/or trademarks; and

Whereas Licensee desires to the right to use the Trademarks in connection with the distribution, sale, advertising and promotion of certain products, to supply certain consumer electronics products to third parties, and/or to sub-license the Trademarks to third parities, subject to the terms and conditions set forth herein, including without limitation licensee’s payment of certain license fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

DEFINITIONS

“Territory” means the trade names, brand names, service marks, trade dress and/or trademarks identified in Schedule A.

“Licensed Products” means the products as defined in Schedule B.

“License Fees” means the fees as defined in Schedule C.

“Promotional Period” means August 30, 2005 through October 24, 2008.

“CineVision” means the Cinevision brand.

“Subsidiary” means any entity in which Licensor or Licensee now or hereafter owns or controls directly or indirectly, fifty percent (50%) or more of the stock or participating shares entailed to vote for the election of director of such entity.

1.                                       License

1.0                                 License grant/Supply

1.0.1                        License grant: Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, exclusive, sub-licensable, limited right (as set out in this Agreement) and license to use the Trademarks in connection with the distribution, sale, advertising and promotion of certain consumer electronics products, in the Territory, and to sub-license the Trademarks to third parties under which third parties will be able to use the trademarks in connection with the distribution, sale, advertising and promotion of certain consumer electronics products, for sale in the Territory, for the term of this Agreement, subject to Licensee’s payment to Licensor of the License fees stated in Schedule C.

1.0.2                        License Grant for Cinevision: Licensor hereby grants Licensee a non-transferable, exclusive, sub-licensable, limited rights and license to sell, distribute, advertise, promote, and sub-license consumer electronics products bearing Cinevision. Licensee agrees to sub-license CineVision on a royalty-free basis to TTE Corporation (“TTE”) under a separate letter agreement during the Term of this Agreement.

2                                          Trademark Usage

2.1                                 Markings: Licensee shall include all notices, markings, and legend as required by applicable laws, rules or regulations, or as reasonably requested in writing by Licensor, in order to give appropriate notice of Licensor’s trademark rights.

2.2                                 applicable Laws: Licensee shall comply with all applicable United States laws and other applicable laws, rules and regulations related to advertising and promotions or otherwise in connection with the Trademarks.

2.3                                 Licensor Ownership: Licensee acknowledges and agrees that:

2.3.1                        the Trademarks, and all goodwill associated therewith, are owned solely by Licensor; all use of the Trademarks shall inure solely to the benefit of and be on behalf of Licensor;

2.3.2                        the license granted herein is not intended to be and shall not be construed as an assignment to Licensee of any of Licensor’s right, title or interest in the Trademarks; and nothing herein confers on Licensee any right, title or interest in the Trademarks other than the limited right to use the Trademarks in accordance with this Agreement;

2.3.3                        Licensee shall not knowingly do or cause to be done. Or omit to do or be done, anything with the intention or impair the value of the Trademarks, or any of the rights of Licensor in the trademarks;

2.3.4                        Licensor retains the right to use or to license the use of the Trademarks for any business, goods or service, except specifically in connection with the Licensed Products sold in the Territory as expressly provided for in this Agreement;

2.3.5                        Upon termination of this Agreement, Licensee shall cease use of the Trademarks, unless otherwise expressly permitted herein; and

2.3.6                     Licensee’s foregoing acknowledgements, covenants and agreements shall survive the termination of this Agreement for any reason.

2.4                                 Restrictions on License: Licensor grants no rights to Licensee with respect to the trademarks other than those expressly granted herein. Without limiting the foregoing, Licensee agrees that it shall not directly or indirectly, at any time, anywhere in the territory:

2.4.1                        use any of the Trademarks in conjunction with any products other than the Licensed products, unless Licensor grants prior approval to Licensee on a case-by-case basis;

2.4.2                        use any of Licensor’s other trade names, trademarks, service marks or trade dress, that is other than the Trademarks in accordance herewith, unless Licensor grants prior approval to Licensee on a case by case basis;

2.4.3                        use any of the Trademarks in or as a company name or in combination with any other trade name, trademark, service mark or trade dress unless approved in advance in writing by Licensor grants prior approval to Licensee;

2.4.4                        use any trade name, trademark, service mark or trade dress which is confusingly similar to, or which would dilute, any of the Trademarks, unless Licensor grants prior approval to Licensee on a case-by-case basis;

2.4.5                        use the Trademarks in any way that would be in consistent with its use in connection with the Licensed Products;

2.4.6                        apply to register or own any registration of any of the Trademarks, except in furtherance of the purposes of this agreement;

2.4.7                        assign or transfer this Agreement or any interest in it in whole or in part without Licensor’s prior written approval, this Agreement being personal to Licensee.

3                                          Enforcement

3.1                                 Third Party Actions: If Licensee learns of any third party trade name, service mark, trademark or trade dress which is likely to cause confusion with or to dilute any of the trademarks or of any infringement by a third party of the Trademarks, Licensee shall promptly notify Licensor in writing describing in reasonable detail such confusion, dilution, or infringement of the Trademarks.

3.2                                 Licensor Bring Action: Licensor shall have the right in its sole discretion to decide what action, if any, to take and whether to institute and prosecute any actions or proceedings against such confusion, dilution or infringement of the Trademarks. Licensor agrees to defend and protect the trademarks.

3.3                                 Licensee Bring Action: If Licensor elects not to institute an action or proceeding, Licensee may do so only with the prior written approval of Licensor, which shall not be unreasonably withheld, and if Licensee is approved to bring an action or proceeding, Licensor agrees to assist Licensee if requested and/or required to do so (as an indispensable party) in such action or proceeding at licensee’s expense.

3.4                                 Joinder of Licensee: If Licensor elects to institute and action or proceeding, it may do so in its own name alone or may join Licensee as a party. In the event that Licensor elects to join Licensee as a party, Licensee shall not object to such joinder and all costs associated with Licensee’s joinder and participation in the action or proceeding shall be at Licensor’s expense.

3.5                                 Cost of Litigation: except as set forth herein, any litigation shall be prosecuted solely at the cost and expense of the party initiating same, and all sums recovered, whether by settlement, judgment or otherwise in excess of the amount of reasonable attorney fees and other out-of-pocket expenses, may be retained by the party initiating the litigation.

3.6.1                        Assistance: Upon request of the party initiating the litigation, and at its expense, the other party shall furnish all documents and information, execute all papers, testify on all matters and otherwise cooperate in prosecuting the litigation. During the term of this Agreement, and at any time thereafter, Licensee will assist licensor at Licensor’s cost in taking any action that may be reasonably necessary to secure, perfect, register, maintain and defend Licensor’s right, title and interest in the Trademarks.

4.                                       License Fees and Payment

4.1                                 Payment of License fees: Licensee must pay Licensor fees as outlined in Schedule C.

4.2                                 Records: Licensee shall maintain complete and accurate books and record with respect to all of its activities under this Agreement in accordance with customary accounting principles. Licensor and its agents shall have the right at any time on at least forty-five (45) days notice during the term of this Agreement to examine and copy such books, record, correspondence, quotations, orders and other documents which pertain to the fulfillment of Licensee’s obligations under this Agreement, as Licensor may deem necessary or appropriate, at the location Licensee normally keeps such books and records.

5.                                       Term and Termination

5.1                                 Term of Agreement.  This Agreement begins on the Effective Date and shall continue for three (3) years thereafter unless either party give ninety (90) days written notice of its intention to not renew this Agreement. Thereafter, this Agreement shall automatically renew for subsequent two (2) year terms.

5.2                                 Rights of Termination.  The following rights of termination are without limitation of other rights provided elsewhere in this Agreement or otherwise available to either party at law or in equity.

5.3                                 Termination by Licensor for Cause. Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee following the expiry of a thirty (30) day curative (for matters that can be cured), in the event that Licensee:

5.3.1                        becomes insolvent, or makes an assignment for the benefits of creditor, or am arrangement pursuant to any bankruptcy law, or if a receiver is appointed for Licensee or for Licensee’s business;

5.3.2                        discontinues or dissolves its business; and

5.3.3                        is in material breach of any term of this Agreement and such breach is not cured within a reasonably period of time and the Licensee is proceeding diligently to cure such matter.

5.4                                 Termination Without Cause.  Either party may terminate this Agreement on ninety (90) days’ written notice to the either party.

5.5                                 Post Termination.   Upon expiration or termination of this Agreement, Licensee shall have no further right to use the Trademarks, and shall have no further right to use the Trademarks, provided however, that except for termination due to a material breach of this Agreement, Licensee shall be entitled for a period not to exceed one-hundred and eighty (180) days to continue sell in the normal course of business its inventory of Licensed Products on hand or in process on the effective date of expiration any where in the world, provided that all such Licensed Products and sales thereof are subject to all the terms of this Agreement, including without limitation Licensee’s payment of License Fees to Licensor

5.6                                 Termination Due to Insolvency. In the event of termination due to Licensee’s insolvency, Licensee agrees to revert all rights under this Agreement, including but not limited to royalty rights to sub-licensees, back to Licensor in consideration of the promotional royalty rate granted to Licensee by Licensor under this agreement.

6                      SUCCESSION

6.1                                 Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of Licensor, and, to the extent permitted herein, its successors and assigns.

6.2                                 No Right to Transfer/Assignment: Nothing herein shall be construed to limit the right of Licensor to transfer or assign the Trademarks or this Agreement, provided that the transferee or assignee agrees in writing to be bound by the terms and conditions of this Agreement and provided further that Licensee does not exercise their right to terminate this Agreement. Any attempted assignment by Licensee of the Trademarks shall be null and void.

7                                          WARRANTIES

7.1                                 Licensor: Licensor warrants and represents that:

7.1.1                        it has the right and authority to enter this Agreement and grant the license granted herein;

7.1.2                        it has not entered into any assignments, consents or agreements with any third party in conflict with this Agreement;

7.1.3                        it has no actual knowledge that the Trademarks infringe any valid right of any third party or that the Trademarks are infringed by any third party; and

7.1.4                        to the best of its knowledge that the Trademarks and any registrations thereof are valid, subsisting and enforceable.

7.2                                 DISCLAIMER: EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION LICENSOR DISCLAIMS ANY AND ALL WARRANTIES OR REPRESENATIONS EXPRESS OR IMPLIED, OR ORAL OR WRITTEN, INCLUDING, BUT NOT LIMINTED TO, WARRANTIES OR REPRESNEATIONS WITH RESPECT TO THE TRADEMARKS OR CONDITIONS OF AUTHORITY, TITLE, VALIDITY, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

7.2.1                        Licensee: Licensee represents and warrants that it (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and 9b) has full power and authority and the legal right to enter into this Agreement. (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have an material adverse effect on the properties, business, financial or other conditions of Licensee and would not materially adversely affect Licensee’s ability to perform its obligations under the Agreement.

8                                          NOTICE AND INDEMNITY

8.1.1                        Indemnification by Licensee. If legal action is threatened or commenced against Licensor in connection with the Licensee’s use of the Trademarks with Licensed Products sold by Licensee to third parties, Licensor shall give immediate written notice thereof to Licensee. Licensee shall defend, indemnify and hold Licensor, and its directors, officers and employees, harmless against all claims, suits, costs, damage, liabilities, judgments, attorney fees, settlement or expenses incurred or awarded, whether for product liability, personal injury, patent infringement, misappropriation or otherwise, arising out of or related to the manufacture, use, warranty, support, marketing, sale or distribution of the Licensed Products (except and solely to the extent that Licensor is obligated to indemnify Licensee pursuant to Section 8.2 below). Licensee shall have the right to defend any such action or proceeding with attorneys of its own choosing. Licensor shall give to Licensee control over the defense or settlement of any claim giving rise to indemnity obligations under this Section 8.1 and will reasonably cooperate with Licensee, at Licensee’s request and expense, in the defense or settlement of such claim. Licensee will not settle any claim in any manner which would give rise to any obligations on Licensor, or restrict or diminish Licensor’s rights in any way, without Licensor’s prior written content.

8.2                                 LIMIATIONS ON LIABLITY

EXCEPT FOR LICENSEE’S BREACH OF SECTION 1 AND FOR EITHER PARTY’S INDEMNITY OBLITGATIONS UNDER SECTION 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OT OR IN CONNECTION WITH THIS AGREEMENT.

9                                          DISPUT RESOLUTION

9.1                                 General. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled first, by good faith efforts of the Parties to reach mutual agreement, and second, if mutual agreements is not reached to resolve the dispute, by legal action in a court of appropriate jurisdiction.

9.2                                 Injunctive Relief. The foregoing notwithstanding, each party shall have the right to seek injunctive relief in an applicable court of law or equity in the United States pending resolution of the dispute in accordance with the foregoing.

10                                    GENERAL PROVISIONS

10.1                           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Arizona. The Parties expressly consent to exclusive venue and jurisdiction f the federal or state courts located in Maricopa County, Arizona.

10.2                           Further Assurance. The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of the Agreement.

10.3                           Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.

10.4                           No Waiver. A waiver of any breach of any provision of this Agreement shall not be deemed a waiver of any repetition of such breach or in any manner affect any other terms or conditions of this Agreement.

10.5                           Amendments and Modifications. No addition to or change in, or waiver of, the terms of this Agreement will be effective or binding on either party unless reduced to writing and executed by both Parties.

10.6                           Headings. Section headings have been included in this Agreement merely for convenience or reference. They are not to be considered part of, or to be used in interpreting, this Agreement.

10.7                           Independent Contractors. The Parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement. Neither Party shall have the power to obligate or bind the other party.

10.8                           Notice. All notices, requests, consents, demands, instructions, approvals and other communications hereunder shall be in writing and shall be validly given, made or served, if delivered personally or sent by mail, recognized courier service, telex or telefax (confirmed by mail or recognized courier service in the case of telefaxes), and shall be deemed effective when actually received, as follows:

If to Licensee:

GoVideo

7835 E. McClain Drive

Scottsdale, AZ 85260-1732

Attn: Jonathan King

Fax: 480-951-4404

If to Licensor:

TCL Multimedia Technology Holdings Limited

13/F TCL Tower, 8 Tai Chung Road

Tsuen Wan, New Territories

Hong Kong,

10.9                           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. Execution by facsimile is valid and binding provided that original copies are exchanged by the parties within thirty (30) days after last transmission.

10.10                     Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties and supersedes any and all prior or contemporaneous oral or written agreements or understandings between the Parties as to the subject matter of this Agreement. Neither Party is relying upon any warranties, representations, assurances or inducements not expressly set forth herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

TCL Multimedia Technology Holdings Limited:		Opta Systems, LLC dba GoVideo
By:	/s/ Stephen Chiang	By:	/s/ Sean Wang
Printed Name: Stephen Chiang		Printed Name: Sean Wang
Title: Chief IP Counsel, TCL		Title: Chairman
Date: 9/1/2005		Date: 8/31/2005

Schedule A

The Trademarks

Trademark	Registration No.

GoVideo	1,667,512 (U.S.)

GoVideo	TMA572,314 (Canada)

GoVideo	650,832 (Mexico)

Rave-MP Media Player	2,556,602 (U.S.)

Rave-MP	Pending (U.S.)

Rave-MP	Pending (Canada)

Sensory Science	2,436,356 (U.S.)

Sensory Science	2,520,767 (U.S.)

Sensory Science	TMA571,712 (Canada)

Sensory Science	TMA571,705 (Canada)

California Audio Lab	2,647,714 (U.S.)

CineVision	Pending (U.S.)

Such other trademark registrations or trademark applications covering the GoVideo, Sensory Science, Rave-MP, and California Audio Labs brands in North America.

Schedule B

Licensed Products

Consumer Electronics Products.

Schedule C

License Fees

License fees payable under this Agreement shall be as follows for all sales by Licensee of Licensed Product supplied to third parties:

The royalty rate during the Promotional Period shall be 0.25% of the FOB Price per unit. For unit sales from sub-licensees, the royalty rate during the promotional Period shall be 0.25% of the FOB Price per unit. No royalty is due by Licensee to Licensor for use of CineVision by TTE during the Term of this Agreement.

Licensor and Licensee agree in the future to negotiate an amendment to this Agreement containing a revised royalty rate to take effect at the conclusion of the Promotional Period ending on October 24, 2008.